GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY ANNOUNCES
OFFICER CHANGE

- Napoleon Rutledge Appointed to Chief Accounting Officer

ATLANTA, March 1, 2021 – Genuine Parts Company (NYSE: GPC) announced today that its Board of Directors has appointed Napoleon B. Rutledge, Jr, Senior Vice President of Finance, to the additional role of Chief Accounting Officer of the Company. In his expanded role, Mr. Rutledge will be responsible for the Company’s corporate finance and accounting, including its regulatory accounting matters, financial reporting, financial planning and analysis and accounting policies.

Paul Donahue, Chairman and Chief Executive Officer, stated, “Napoleon has been a key financial officer of the Company for more than 10 years, and he is well-qualified and deserving of his new leadership role. We know he will do an outstanding job, and we look forward to his continued contributions to the Company.”

Carol Yancey, Executive Vice President and Chief Financial Officer, added, “We are both pleased and fortunate to have Napoleon in the role of Chief Accounting Officer. In his 21 years with the Company, Napoleon has been instrumental in advancing our corporate finance and accounting functions, and his leadership skills, financial knowledge and accounting experience make him an excellent fit for this important position.”

At Genuine Parts Company, Mr. Rutledge has worked in a variety of financial management roles and has extensive experience in corporate finance, treasury, risk management, audit and SEC reporting. Most recently, Mr. Rutledge has served as Senior Vice President of Finance since 2018, and previously was Vice President of Finance from 2016-2018 and Vice President of Finance and Assistant Treasurer from 2012-2016. Prior to joining the Company in 1999, Mr. Rutledge spent four years in public accounting with Ernst & Young.

About Genuine Parts Company
Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The Company’s Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany, Poland, the Netherlands and Belgium. The Company’s Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the Company serves its global customers from an extensive network of more than 10,000 locations in 14 countries. Genuine Parts Company had 2020 revenues of $16.5 billion. Further information is available at www.genpt.com.

Contacts
Sidney G. Jones, Senior Vice President - Investor Relations – (678) 934-5628